Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2008 Employee Stock Purchase Plan of SBA Communications Corporation of our reports dated February 26, 2008, with respect to the consolidated financial statements of SBA Communications Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of SBA Communications Corporation and Subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

West Palm Beach, Florida

November 7, 2008